Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 17, 2010
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Fiscal Year 2010 Financial Results;
Issues Fiscal Year 2011 Guidance
•	Consolidated earnings per share — $2.16 per share for fiscal year 2010 vs. $2.39 per share for fiscal year 2009

•	Consolidated non-GAAP operating earnings — $2.27 per share vs. $2.53 per share for fiscal year 2009

•	Earnings Guidance for fiscal year 2011 in a range of $2.24 and $2.36 for GAAP earnings and $1.94 and $2.06 for non-GAAP operating earnings
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2010 of $109.9 million, or $2.16 per share, compared to net income of $120.4 million, or $2.39 per share, reported for the fiscal year ended September 30, 2009.
“Our solid fiscal year 2010 results continue to show the strength and success of WGL Holdings’ businesses,” said Terry McCallister, chairman and chief executive officer of WGL Holdings. Mr. McCallister added, “We are able to leverage the experience gained from our recent achievements to grow the non-utility businesses, as demonstrated by our recently announced investment in American Solar Direct. We also continue to expand our existing non-utility operations while remaining committed to providing safe and reliable service to our growing base of utility customers. Having a strong financial position and dedicated workforce made these accomplishments possible and enable us to take advantage of new opportunities for sustained future growth.”
For the quarter ended September 30, 2010, we reported a net loss determined in accordance with GAAP of $(26.1) million, or $(0.51) per share, compared to a net loss of $(11.1) million, or $(0.22) per share, reported for the same quarter of the prior fiscal year. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the fiscal year ended September 30, 2010, non-GAAP operating earnings were $115.0 million, or $2.27 per share, compared to non-GAAP operating earnings of $127.7 million, or $2.53 per share, for the prior fiscal year. For the fourth quarter of fiscal year 2010, our non-GAAP operating loss was $(14.8) million, or $(0.29) per share, compared to a non-GAAP operating loss of $(12.4) million, or $(0.25) per share, for the same quarter of the prior fiscal year.
Fiscal Year and Fourth Quarter Results by Business Segment
Regulated Utility Segment
For the fiscal year ended September 30, 2010, our regulated utility segment reported net income of $101.7 million, or $2.00 per share, compared to net income of $106.0 million, or $2.10 per share, for the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $96.0 million, or $1.89 per share, for the fiscal year ended September 30, 2010, compared to non-GAAP operating earnings of $102.7 million, or $2.04 per share, for the prior fiscal year. The year-over-year comparisons of non-GAAP operating earnings reflect: (i) a decrease in the recovery of storage gas inventory carrying costs, reflecting lower average inventory values; (ii) higher employee benefit expense due to changes in plan asset values and plan valuation assumptions; (iii) an increase in the effective tax rate due to higher state taxes and the effects of health care legislation and (iv) higher property tax expense. Partially offsetting these unfavorable variances were: (i) higher revenues from an increase in average active customer meters over the prior period; (ii) favorable effects of changes in natural gas consumption patterns; (iii) lower costs for weather protection products related to the District of Columbia and (iv) lower interest expense related to both lower interest rates and decreased borrowing levels.
For the quarter ended September 30, 2010, our regulated utility segment reported a net seasonal loss of $(19.6) million, or $(0.38) per share, compared to a net loss of $(20.7) million, or $(0.41) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(19.1) million, or $(0.37) per share, for the quarter ended September 30, 2010, compared to a non-GAAP operating loss of $(17.4) million, or $(0.35) per share, for the same quarter of the prior fiscal year. This three month comparison of non-GAAP operating earnings reflects: (i) higher employee benefit expense; (ii) an increase in the effective tax rate and (iii) the effects of reversing an accrued obligation for the earnings sharing mechanism in the prior fiscal year. Partially offsetting these unfavorable variances were: (i) higher revenues from an increase in average active customer meters from the prior period; (ii) an increase in realized margins associated with our asset optimization program; (iii) lower uncollectible accounts expense and (iv) favorable changes in depreciation rates due to an order issued by the Public Service Commission of Maryland (PSC of MD).

Retail Energy-Marketing Segment
For the fiscal year ended September 30, 2010, the retail energy-marketing segment reported net income of $11.1 million, or $0.22 per share, compared to net income of $15.0 million, or $0.30 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $22.8 million, or $0.45 per share, for the fiscal year ended September 30, 2010, compared to non-GAAP operating earnings of $25.5 million, or $0.51 per share, for the prior fiscal year. For the quarter ended September 30, 2010, the retail energy-marketing segment reported a net loss of $(5.7) million, or $(0.11) per share, compared to net income of $11.3 million, or $0.23 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $5.9 million, or $0.12 per share, for the quarter ended September 30, 2010, compared to non-GAAP operating earnings of $6.7 million, or $0.13 per share, for the same quarter of the prior year.
The differences between GAAP net income and non-GAAP operating earnings are due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts. There is also an adjustment between GAAP and non-GAAP operating earnings for certain electric costs attributable to prior periods that impact only the year-to-date comparison. For both the fiscal year and quarter comparisons, the decrease in non-GAAP operating earnings reflect lower realized natural gas margins and higher operating expenses partially offset by higher realized electricity margins. Declines in gas sales margins are attributed to warmer weather in fiscal year 2010 and to favorable gas price movements experienced during the 2009 fiscal year. Operating expenses were higher due to increased marketing initiatives designed to take advantage of unique marketing opportunities. Electric sales margin improvements primarily reflect higher electric sales associated with customer growth.
Design-Build Energy Systems Segment
For the fiscal year ended September 30, 2010, the design-build energy systems segment reported a net loss of $(0.6) million, or $(0.01) per share, compared to net income of $3.2 million, or $0.06 per share, for the prior fiscal year. For the quarter ended September 30, 2010, the design-build energy systems segment reported a net loss of $(0.3) million or $(0.01) per share, compared to net income of $0.3 million, or $0.01 per share, for the same quarter of the prior year. For both the fiscal year and quarter comparison, the decrease in earnings is primarily due to delays in the initiation of certain planned project work for government agency customers in 2010 compared to 2009. Operating expenses were also higher due to increased labor expense associated with expansion plans. There were no non-GAAP adjustments for this segment for any of the periods presented.
Earnings Outlook
Our GAAP earnings estimate for the fiscal year 2011 is in a range of $2.24 per share to $2.36 per share. This estimate includes projected fiscal year 2011 earnings from our regulated utility segment in a range of $1.51 per share to $1.57 per share and projected fiscal year 2011 earnings from our unregulated business segments in a range of $0.73 per share to $0.79 per share.

We are also providing a consolidated earnings estimate for fiscal year 2011 based on non-GAAP operating earnings in a range of $1.94 per share to $2.06 per share. This estimate includes projected fiscal year 2011 non-GAAP operating earnings from our regulated utility segment in a range of $1.52 per share to $1.58 per share, and projected fiscal year 2011 non-GAAP operating earnings from our unregulated business segments in a range of $0.42 per share to $0.48 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on November 18, 2010, to discuss our fourth quarter and fiscal year 2010 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through December 17, 2010.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our website, www.wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	September 30,
(In thousands)	2010	2009

ASSETS
Property, Plant and Equipment
At original cost	$3,383,364	$3,242,413
Accumulated depreciation and amortization	(1,037,156)	(973,272)

Net property, plant and equipment	2,346,208	2,269,141

Current Assets
Cash and cash equivalents	8,849	7,845
Accounts receivable, net	298,212	308,915
Storage gas—at cost (first-in, first-out)	242,223	237,681
Other	167,981	129,073

Total current assets	717,265	683,514

Deferred Charges and Other Assets	580,421	397,235

Total Assets	$3,643,894	$3,349,890

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,153,395	$1,097,698
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	592,875	561,830

Total capitalization	1,774,443	1,687,701

Current Liabilities
Notes payable and current maturities of long-term debt	130,515	266,443
Accounts payable and other accrued liabilities	225,362	213,529
Other	188,174	154,644

Total current liabilities	544,051	634,616

Deferred Credits	1,325,400	1,027,573

Total Capitalization and Liabilities	$3,643,894	$3,349,890

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,

(In thousands, except per share data)	2010	2009	2010	2009

OPERATING REVENUES
Utility	$127,250	$130,253	$1,297,786	$1,481,089
Non-utility	337,892	282,591	1,411,090	1,225,767

Total Operating Revenues	465,142	412,844	2,708,876	2,706,856

OPERATING EXPENSES
Utility cost of gas	42,108	48,007	618,308	805,119
Non-utility cost of energy-related sales	331,803	251,694	1,340,774	1,153,166
Operation and maintenance	78,239	77,250	309,089	297,471
Depreciation and amortization	21,979	23,863	94,011	95,357
General taxes and other assessments	22,618	19,520	122,797	114,054

Total Operating Expenses	496,747	420,334	2,484,979	2,465,167

OPERATING INCOME (LOSS)	(31,605)	(7,490)	223,897	241,689
Other Income (Expenses)—Net	(213)	586	931	2,181
Interest Expense
Interest on long-term debt	9,597	9,538	39,413	40,432
AFUDC and other—net	511	899	654	4,471

Total Interest Expense	10,108	10,437	40,067	44,903

INCOME (LOSS) BEFORE INCOME TAXES	(41,926)	(17,341)	184,761	198,967
INCOME TAX EXPENSE (BENEFIT)	(16,113)	(6,542)	73,556	77,274

NET INCOME (LOSS) BEFORE PREFERRED STOCK DIVIDENDS	(25,813)	(10,799)	111,205	121,693
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(26,143)	$(11,129)	$109,885	$120,373

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,871	50,142	50,538	50,104
Diluted	50,871	50,142	50,765	50,382

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.51)	$(0.22)	$2.17	$2.40
Diluted	$(0.51)	$(0.22)	$2.16	$2.39

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(19,550)	$(20,749)	$101,698	$105,952

Non-utility operations:
Retail energy-marketing	(5,689)	11,342	11,124	14,975
Design-build energy systems	(255)	287	(635)	3,154
Other activities	(649)	(2,009)	(2,302)	(3,708)

Total non-utility	(6,593)	9,620	8,187	14,421

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(26,143)	$(11,129)	$109,885	$120,373

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Fiscal Year Ended September 30,
	2010	2009

Closing Market Price—end of period	$37.78	$33.14
52-Week Market Price Range	$38.08-$30.96	$37.08-$22.40
Price Earnings Ratio	17.4	13.8
Annualized Dividends Per Share	$1.51	$1.47
Dividend Yield	4.0%	4.4%
Return on Average Common Equity	9.8%	11.2%
Total Interest Coverage (times)	5.5	5.4
Book Value Per Share—end of period	$22.63	$21.89
Common Shares Outstanding—end of period (thousands)	50,975	50,143

UTILITY GAS STATISTICS
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,

(In thousands)	2010	2009	2010	2009

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$70,883	$69,219	$864,788	$987,255
Commercial and Industrial — Firm	18,384	23,051	193,212	263,312
Commercial and Industrial — Interruptible	507	487	3,803	4,027
Electric Generation	275	275	1,100	1,100

	90,049	93,032	1,062,903	1,255,694

Gas Delivered for Others
Firm	21,101	20,160	160,952	144,998
Interruptible	8,054	7,522	47,116	47,699
Electric Generation	279	119	489	357

	29,434	27,801	208,557	193,054

	119,483	120,833	1,271,460	1,448,748
Other	7,767	9,420	26,326	32,341

Total	$127,250	$130,253	$1,297,786	$1,481,089

	Three Months Ended				Fiscal Year Ended
	September 30,				September 30,

(In thousands of therms)	2010		2009		2010		2009

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	36,115		36,775		662,357		689,986
Commercial and Industrial — Firm	14,570		17,300		170,534		203,039
Commercial and Industrial — Interruptible	445		495		3,649		3,377

	51,130		54,570		836,540		896,402

Gas Delivered for Others
Firm	44,115		45,398		481,099		462,051
Interruptible	45,373		45,247		267,823		273,820
Electric Generation	104,839		43,981		172,995		102,759

	194,327		134,626		921,917		838,630

Total	245,457		189,196		1,758,457		1,735,032

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	63,181		62,383		593,319		627,428
Number of Customers (end of period)	160,900		151,500		160,900		151,500

Electricity Sales
Electricity Sales (thousands of kWhs)	2,909,970		2,093,028		9,276,202		5,269,281
Number of Accounts (end of period)	154,900		113,000		154,900		113,000

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	74.85	¢	72.11	¢	74.72	¢	90.50	¢

HEATING DEGREE DAYS

Actual	—		8		3,825		4,211
Normal	14		14		3,765		3,773
Percent Colder (Warmer) than Normal	(100.0)%		(42.9)%		1.6%		11.6%

Average Active Customer Meters	1,074,396		1,065,107		1,074,505		1,065,573

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year Ended September 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$101,698	11,124	(635)	(2,302)	109,885
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(7,234)	11,719	—	(812)	3,673
Storage optimization program (b)	204	—	—	—	204
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	110	—	—	—	110
Partial settlement of the Supplemental Executive Retirement Program (e)	2,140	—	—	—	2,140

Non-GAAP operating earnings (loss)	$95,954	22,843	(635)	(3,114)	115,048

GAAP diluted earnings (loss) per average common share (50,765 shares)	$2.00	0.22	(0.01)	(0.05)	2.16
Per share effect of non-GAAP adjustments	(0.11)	0.23	—	(0.01)	0.11

Non-GAAP operating earnings (loss) per share	$1.89	0.45	(0.01)	(0.06)	2.27

Fiscal Year Ended September 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$105,952	$14,975	$3,154	$(3,708)	$120,373
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(2,545)	11,776	—	—	9,231
Storage optimization program (b)	33	—	—	—	33
Amortization of derivative contract termination (c)	2,035	—	—	—	2,035
Reversal of reserve for natural gas costs (f)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (g)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$102,694	$25,522	$3,154	$(3,708)	$127,662

GAAP diluted earnings (loss) per average common share (50,382 shares)	$2.10	$0.30	$0.06	$(0.07)	$2.39
Per share effect of non-GAAP adjustments	(0.06)	0.21	—	(0.01)	0.14

Non-GAAP operating earnings (loss) per share	$2.04	$0.51	$0.06	$(0.08)	$2.53

Three Months Ended September 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(19,550)	(5,689)	(255)	(649)	(26,143)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	929	11,628	—	(812)	11,745
Storage optimization program (b)	(554)	—	—	—	(554)
Weather derivative products (d)	111	—	—	—	111

Non-GAAP operating earnings (loss)	$(19,064)	5,939	(255)	(1,461)	(14,841)

GAAP diluted earnings (loss) per average common share (50,871 shares)	$(0.38)	(0.11)	(0.01)	(0.01)	(0.51)
Per share effect of non-GAAP adjustments	0.01	0.23	—	(0.02)	0.22

Non-GAAP operating earnings (loss) per share	$(0.37)	0.12	(0.01)	(0.03)	(0.29)

Three Months Ended September 30, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(20,749)	$11,342	$287	$(2,009)	$(11,129)
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	3,824	(4,632)	—	—	(808)
Storage optimization program (b)	(2,467)	—	—	—	(2,467)
Amortization of derivative contract termination (c)	2,035	—	—	—	2,035

Non-GAAP operating earnings (loss)	$(17,357)	$6,710	$287	$(2,009)	$(12,369)

GAAP diluted earnings (loss) per average common share (50,142 shares)	$(0.41)	$0.23	$0.01	$(0.05)	$(0.22)
Per share effect of non-GAAP adjustments	0.06	(0.10)	—	0.01	(0.03)

Non-GAAP operating earnings (loss) per share	$(0.35)	$0.13	$0.01	$(0.04)	$(0.25)

*	Other Activities in 2010 include the results of Capitol Energy Ventures and include non-GAAP adjustments for net unrealized gains on energy related derivatives. Per share amounts for “Other Activities” may include adjustments for rounding.

(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidating by Quarter)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year 2010
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$47,641	$78,706	$9,681	$(26,143)	$109,885
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	2,371	5,147	(15,590)	11,745	3,673
Storage optimization program (b)	385	871	(498)	(554)	204
Amortization of derivative contract termination (c)	(385)	(579)	—	—	(964)
Weather derivative products (d)	786	(1,424)	637	111	110
Partial settlement of the Supplemental Executive Retirement Program (e)	—	—	2,140	—	2,140

Non-GAAP operating earnings (loss)	$50,798	$82,721	$(3,630)	$(14,841)	$115,048

Diluted average common shares outstanding	50,429	50,572	50,918	50,871	$50,765

GAAP diluted earnings (loss) per average common share	$0.94	$1.56	$0.19	$(0.51)	2.16
Per share effect of non-GAAP adjustments	0.07	0.08	(0.26)	0.22	0.11

Non-GAAP operating earnings (loss) per share	$1.01	$1.64	$(0.07)	$(0.29)	$2.27

Fiscal Year 2009
	Quarterly Period Ended (h)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$54,625	$75,070	$1,807	$(11,129)	$120,373
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(960)	6,407	4,592	(808)	9,231
Storage optimization program (b)	767	2,538	(805)	(2,467)	33
Amortization of derivative contract termination (c)	—	—	—	2,035	2,035
Reversal of reserve for natural gas costs (f)	(2,781)	—	—	—	(2,781)
Reversal of period electric costs (g)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$51,651	$82,786	$5,594	$(12,369)	$127,662

Diluted average common shares outstanding	50,208	50,420	50,435	50,142	50,382

GAAP diluted earnings (loss) per average common share	$1.09	$1.49	$0.04	$(0.22)	$2.39
Per share effect of non-GAAP adjustments	(0.06)	0.15	0.07	(0.03)	0.14

Non-GAAP operating earnings (loss) per share	$1.03	$1.64	$0.11	$(0.25)	$2.53

Footnotes

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that occurred in 2010.

(f)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland (PSC of MD). This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(g)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.

(h)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2011

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.24	$2.36
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.27)	(0.27)
Storage optimization program (b)	(0.01)	(0.01)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.94	$2.06

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.51	$1.57
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	0.04	0.04
Storage optimization program (b)	(0.01)	(0.01)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.52	$1.58

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.73	$0.79
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.31)	(0.31)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.42	$0.48

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2011. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustment relates to the current period settlement of physical and financial derivatives resulting from the optimization of the regulated utility segment’s system storage capacity assets.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.